Education Management Corporation Announces Expiration
and Final Results of Private Debt Exchange Offer

Pittsburgh, March 4, 2013 - Education Management Corporation (“Parent”) (NASDAQ: EDMC) announced today the expiration and final results of the previously announced private exchange offer (the “Exchange Offer”) by its indirect subsidiaries, Education Management LLC (the “Company”) and Education Management Finance Corp. (the “Co-Issuer” and, together with the Company, the “Issuers”), to exchange their 8¾% Senior Notes due 2014 (the “Old Notes”) for (i) new Senior Cash Pay/PIK Notes due 2018 (the “New Notes”) and (ii) cash. The Exchange Offer expired at midnight, New York City time, on March 1, 2013 (the “Expiration Date”).

As of the Expiration Date, $361,293,000 aggregate principal amount of the Old Notes, representing approximately 96% of the outstanding Old Notes, were validly tendered (and not validly withdrawn) in the Exchange Offer.

On the settlement date for the Exchange Offer, which the Issuers expect to be March 5, 2013 (the “Settlement Date”), the Issuers will issue $200,821,063 aggregate principal amount of New Notes and pay cash consideration in the aggregate of $168,723,478.34 in exchange for the Old Notes validly tendered (and not validly withdrawn) and accepted in the Exchange Offer. This cash consideration includes cash in lieu of any fractional amount of New Notes not received as a result of rounding and accrued and unpaid interest in cash in respect of exchanged Old Notes from the last applicable interest payment date to, but not including, the Settlement Date.

Upon settlement of the Exchange Offer, the holders whose Old Notes are exchanged pursuant to the Exchange Offer will receive, subject to terms and conditions of the Exchange Offer (including, without limitation, minimum denomination requirements), the following consideration payable for each $1,000 principal amount of Old Notes accepted for exchange:

•
in the case of such Old Notes validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on February 14, 2013 (the “Early Tender Deadline”), $555.84 principal amount of New Notes and $444.16 of cash; and

•	in the case of such Old Notes validly tendered after the Early Tender Deadline but before the Expiration Date, $555.84 principal amount of New Notes and $414.16 of cash.

The Exchange Offer was made upon the terms and subject to the conditions set forth in the confidential Offering Circular dated February 1, 2013 and the related letter of transmittal.

The New Notes will be issued by the Issuers and guaranteed by Parent and all of the Company's existing direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets. Cash interest on the New Notes will accrue at the rate of 15% per annum. For any interest period after March 30, 2014 up to and including July 1, 2018, interest in addition to the cash interest payable as described in the previous sentence will be paid by increasing the principal amount of the outstanding New Notes or by issuing additional New Notes (“PIK Interest”). PIK Interest on the New Notes will accrue at a rate of (i) 1.0% per annum for the period from March 30, 2014 through and including March 30, 2015, (ii) 2.0% per annum for the period from March 30, 2015 through and including March 30, 2016, (iii) 3.0% per annum for the period from March 30, 2016 through and including March 30, 2017 and (iv) 4.0% per annum for the period from March 30, 2017 through and including July 1, 2018.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Exchange Offer was made, and the New Notes were offered and will be issued only, to persons certifying that (a) they are in the United States and are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or (b)(i) they are outside the United States and are persons not U.S. persons, who are eligible to acquire securities from the Issuers pursuant to Regulation S and would be participating in any transaction in accordance with Regulation S and (ii) they are “non-U.S. qualified offerees” (as defined in the Offering Circular).

This press release is for informational purposes only. This press release is neither an offer to sell nor a solicitation of an offer to buy any New Notes and is neither an offer to purchase nor a solicitation of an offer to sell any Old Notes.

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in Education Management Corporation's Securities and Exchange Commission filings. Past results of Education Management Corporation are not necessarily indicative of its future results. Education Management Corporation does not undertake any obligation to update any forward-looking statements.

For:     Education Management Corporation
Company Contact:
John Iannone
Director of Investor Relations
(412) 995-7727